Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

DR. LEROY E. HOOD AND LABCORP® ESTABLISH
COLLABORATIVE RELATIONSHIP

Burlington, NC, January 09, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that it has entered into a strategic consulting relationship with world renowned molecular biologist Leroy E. Hood, M.D., Ph.D. The collaboration will combine Dr. Hood’s scientific vision and leadership in the field of “systems biology” with LabCorp’s vast expertise in molecular testing. The goal of the new alliance will be to develop innovative programs that accelerate the integration of medicine and molecular diagnostics at LabCorp.

“LabCorp provides a unique opportunity to test the merits of new diagnostic approaches against the reality of the marketplace through the application of systems biology,” said Leroy E. Hood, M.D., Ph.D.

Unlike traditional biology, which focuses on specific, individual functions of genes, proteins and cells, systems biology seeks a deeper understanding of how the human body operates as a complex system. Cross-disciplinary teams of biologists, chemists, mathematicians, physicists and engineers study an organism’s integrated and interacting network of genes, proteins and biochemical reactions, and can use that collective knowledge to more effectively predict, prevent or remedy diseases.

“A key component of LabCorp’s future in molecular diagnostics is our ability to anticipate and fulfill medical needs by offering testing that can have a significant impact on patient management,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “A gifted innovator, Dr. Hood’s cutting-edge approach to understanding the complex interactions of the human body will be invaluable in helping us to identify and deliver tests and assay methods that fuel the revolution in genomic medicine.”

Dr. Hood’s extensive professional achievements include the development of the first automated DNA sequencer and DNA synthesizer, whose use, respectively, advanced the mapping of the human genome and proliferated the diffusion of polymerase chain reaction (PCR) technology for molecular testing. His many academic and professional honors include the Association for Molecular Pathology Award for Excellence in Molecular Diagnostics, the World Technology Award for Biotechnology, the Kyoto Prize in Advanced Technology, the Albert Lasker Basic Medical Research Award for Studies of Immune Diversity and the Louis Pasteur Award for Medical Innovation. A member of the National Academy of Sciences, Dr. Hood attended the California Institute of Technology and received his M.D. from the Johns Hopkins School of Medicine. He is founder and president of the Institute for Systems Biology in Seattle, Washington.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.

_________________